                                                                    EXHIBIT 12.1




EBITDA/INTEREST EXPENSE


                                          For the 12-months ended
                                                December 31,
                                     ------------------------------
                                       2001       2000       1999
                                       ----       ----       ----
EBITDA:
     Total Earnings                  $230,887   $215,538   $ 38,927

     Plus:
     Interest expense                 170,121    173,891     91,184
     Depreciation and amortization     35,642     34,514     10,340
                                     --------   --------   --------
     Total EBITDA:                   $436,650   $423,943   $140,451


INTEREST EXPENSE:                    $170,121   $173,891   $ 91,184

EBITDA/INTEREST EXPENSE                  2.57x      2.44x      1.54x